THE LA QUINTA COMPANIES

EXHIBIT 21.1

SUBSIDIARIES OF LA QUINTA CORPORATION

AS OF MARCH 25, 2002

Name	State of Incorporation
La Quinta Properties, Inc.	Delaware
La Quinta – Wichita Kansas No. 532 Ltd.	Texas
LQ West Bank Joint Venture – 1982	Texas
LQ – WB, LLC	Delaware
La Quinta Investments, Inc.	Delaware
LQ Investments I	Texas
LQ Investments II	Texas
LQ – East Irvine, J.V.	California
LQ Baton Rouge, L.P.	Texas
La Quinta Denver Peoria Street Ltd.	Texas
La Quinta Inns de Mexico S.A. de C.V.	Mexico
La Quinta Realty Corp.	Texas
La Quinta TRS, Inc.	Delaware
La Quinta TRS II, Inc.	Delaware
La Quinta TRS III, Inc.	Delaware
La Quinta TRS IV, Inc.	Delaware
La Quinta Texas Properties, L.P.	Delaware
La Quinta Lodging Investments, L.L.C.	Nevada
La Quinta Worldwide, LLC	Nevada
La Quinta Franchise, LLC	Nevada
LQI Acquisition Corporation	Delaware
La Quinta Development Partners, L.P.	Delaware
LQM Operating Partners, L.P.	Delaware
Meditrust Healthcare Corporation	Delaware
TeleMatrix, Inc.	Florida
MT Limited I LLC	Delaware
T and F Properties, LP	Delaware
MT General LLC	Delaware
Meditrust of Bedford, Inc.	Delaware
Meditrust of Kansas, Inc.	Kansas
Meditrust Mortgage Investments, Inc.	Delaware
Meditrust Financial Services Corporation	Delaware
Mediturst Management Company	Massachusetts
Meditrust Acquisition Company LLC	Delaware
Meditrust Acquisition Company II LLC	Delaware
Meditrust TRS, Inc.	Delaware
La Quinta Leasing Company	Delaware
TeleMatrix Equipment LLC	Florida
La Quinta Inns, Inc.	Delaware
MOC Holding Company	Delaware
LQC Leasing, LLC	Delaware